Exhibit 10.13
NPK INTERNATIONAL INC.
AMENDED AND RESTATED ANNUAL CASH INCENTIVE PLAN
This Amended and Restated Annual Cash Incentive Plan of NPK International Inc. (the “Plan”) is adopted by NPK International Inc., a Delaware corporation (f/k/a Newpark Resources, Inc.) (the “Company”). The Plan has been approved by the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”) and to the extent applicable to the CEO, all of the independent members of the Board. Effective as of January 1, 2026, the Plan amends and restates the Company’s Amended and Restated Annual Cash Incentive Plan, as most recently amended and restated effective as of January 1, 2024. The terms of the Plan are as follows:
1.PURPOSE
The purpose of the Plan is to increase stockholder value by providing to eligible employees of the Company and its subsidiaries and affiliates an annual cash incentive opportunity based upon achievement of company and/or personal performance goals. The Company has established specific programs under the terms of the Plan in order to implement this purpose, and may in the future establish or modify any other specific programs under the terms of the Plan.
2.DEFINITIONS
2.1“Award” means an incentive award providing a Participant the opportunity to earn cash compensation under the Plan, subject to the achievement of one or more Performance Goals and such other terms as the Plan Administrator may establish.
2.2“Award Level” means the amount of incentive compensation (expressed as a percentage of the Participant’s Base Salary or a specified dollar amount, as determined by the Plan Administrator) that may be paid to a Participant under the Plan for the achievement in a given Performance Period of an associated, specified level of performance. Award Levels may be established at threshold, target and over-achievement levels.
2.3“Award Payment” means the actual dollar amount paid to a Participant under any Award pursuant to the Plan.
2.4“Base Salary” means with respect to any Participant the annual base salary actually earned by such Participant for the Plan Year. For the sake of clarity, Base Salary does not include any bonus or incentive compensation, whether under the Plan, any other short-term or long-term incentive plan or otherwise. Base Salary shall be determined without reduction for salary deferrals under any company-sponsored nonqualified deferred compensation plan, Code Section 401(k) plan or flexible spending account plan (or otherwise under Code Section 125), and without inclusion of any amounts previously deferred under any company-sponsored nonqualified deferred compensation plan, Code Section 401(k) plan or and flexible spending account plan (or otherwise under Code Section 125) that become subject to inclusion in gross income for Federal tax purposes.
2.5“Board” means the Board of Directors of the Company.
2.6“CEO” means the Company’s Chief Executive Officer.

2.7“Code” means the Internal Revenue Code of 1986, as amended.
2.8“Company Performance Goals” means goals or levels of performance based upon achievement of certain financial, operational or strategic criteria established by the Plan Administrator for each Performance Period. The Company Performance Goals may be based upon one or more of the following performance criteria for the Company, or any one or more of its divisions, business units, subsidiaries or lines of business: economic value added, safety, earnings per share, stockholder return, earnings or EBITDA, stock price, total stockholder return, return on equity, return on total capital, return on net capital employed, return on assets or net assets, reduction of expenses, cash flow, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, market segment share, and any other performance metrics as the Plan Administrator deems appropriate under the circumstances.
2.9“Disability” means, with respect to any Participant who has an employment or consulting agreement that defines such term or a similar term, “disability” as defined in such agreement or, in the case of a Participant who does not have an employment or consulting agreement that defines such term or a similar term, the inability of the Participant to perform substantially all his or her duties as an employee by reason of illness or incapacity for a period of more than six months, or six months in the aggregate during any 12-month period, established by medical evidence reasonably satisfactory to the Plan Administrator; provided, however, that in the case of any Award that provides for compensation that is exempt from, or compliant with, Section 409A of the Code, or would be so exempt or compliant if the term “Disability” met the requirements of Treas. Reg. §1.409A-3(i)(4), the term “Disability” shall mean a condition in which the Participant, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is: (a) unable to engage in any substantial gainful activity; or (b) is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company and its subsidiaries.
2.10“Eligible Employee” means a full-time or part-time employee of the Company or any of its subsidiaries.
2.11“Executive Officer” means a Participant who has been designated by the Company as an executive officer pursuant to Rule 3b-7 under the Securities and Exchange Act of 1934, as amended.
2.12“Qualifying Retirement” means a voluntary termination of employment after accruing 70 “points” based on the sum of (i) Participant’s age and (ii) Participant’s full years of continued service with the Company and its subsidiaries, subject to the following terms: (i) Participants must have attained at least age 60 for a Qualifying Retirement, (ii) “points” are the sum of the Participant’s age in whole numbers and full years of continued service as a full-time or part-time employee, and (iii) Participants must provide the Plan Administrator written notice of his or her planned retirement date at least six (6) months in advance thereof, unless such notice is waived or reduced by the Plan Administrator. Continued service is defined as the most recent uninterrupted period of full-time or part-time service with the Company and its subsidiaries. Unless otherwise specified by the Compensation Committee, service with an entity acquired by the Company shall be considered for this purpose only following the effective date of the acquisition.

2.13“Participant” means an Eligible Employee who is selected for participation in the Plan for a designated Performance Period (or portion thereof) by the Plan Administrator in accordance with Section 3.
2.14“Performance Goals” shall mean the Company Performance Goals and/or Personal Performance Goals established by the Plan Administrator for each Award.
2.15“Performance Period” shall mean the period of time designated by the Plan Administrator over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to an Award Payment. The Performance Period may be the Plan Year, the fiscal year of the Company or any shorter subdivisions thereof and need not be uniform across Eligible Employees.
2.16“Personal Performance Goals” means goals or levels of performance based upon achievement of certain individual business objectives and/or personal performance objectives, in each case which support the business plan of the Company. Personal Performance Goals may include division, function or personal performance objectives such as teamwork, interpersonal skills, employee development, project management skills and leadership, or individual business objectives or such other objectives as the Plan Administrator deems appropriate under the circumstances.
2.17“Plan Administrator” means: (a) with respect to the CEO, the independent members of the Board, (b) with respect to any other Executive Officer, the Compensation Committee and, (c) with respect to any individual who is not an Executive Officer, the CEO; provided however that the Compensation Committee may choose to take action as the Plan Administrator with respect to individuals who are not Executive Officers in its discretion.
2.18“Plan Year” means each calendar year from January 1 through December 31.
3.ELIGIBILITY
3.1An Eligible Employee may be designated by the Plan Administrator to receive an Award under the Plan; provided that, with respect to any Award for which the Performance Period is the Plan Year, such Eligible Employee must be hired before October 1st. Except as set forth in Section 4.3 below, a Participant must remain employed continuously through the date the Award Payment is paid in order to receive payment in respect of any Award granted hereunder.
3.2With respect to any Award for which the Performance Period is the Plan Year, an Eligible Employee who, after March 1st, is hired, or is transferred or promoted from a position not eligible for an Award to a position that the Plan Administrator has determined is eligible for an Award , may participate in the Plan on a pro rata basis as of the date the employee was hired, transferred or promoted, as the case may be. The Plan Administrator may, in its discretion, determine whether pro-rata participation will apply to any Awards under the Plan granted to a Participant who is hired, promoted or transferred during the Performance Period when such Performance Period is other than a Plan Year.

3.3No Eligible Employee shall have the right to participate in the Plan, regardless of prior participation in the Plan, unless otherwise separately provided in a written agreement with the Company.
4.PERFORMANCE AWARDS
4.1Establishment of Awards. The Plan Administrator shall establish the Performance Goals and weighting of such Performance Goal(s), Performance Period(s), Award Level(s), and other terms and conditions for Awards granted hereunder, each of which may vary among Participants and Awards as the Plan Administrator deems appropriate. No Participant shall have the right to the same terms and conditions for an Award under the Plan in any given Performance Period regardless of prior Awards granted hereunder.
4.2Calculation and Payment of Awards.
(a)The Plan Administrator shall have sole discretion to determine the achievement of the Performance Goal(s) and the amount of the Award Payment for each Award granted hereunder.
(b)As soon as practicable following the conclusion of the Performance Period, the Plan Administrator shall evaluate the extent to which the Performance Goal(s) have been achieved. In performing such evaluation, the Plan Administrator is authorized to make adjustments in the method of calculating attainment of any Company Performance Goals, including, but not limited to, the authority:
(i)to adjust or exclude the dilutive or anti-dilutive effects of acquisitions or joint ventures;
(ii)to adjust the impact of the disposition of any businesses divested by the Company during the Performance Period;
(iii) to exclude, in whole or in part, restructuring and/or other nonrecurring charges;
(iv) to exclude, in whole or in part, exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings;
(v)to exclude, in whole or in part, the effects of changes to generally accepted accounting standards (“GAAP”) made by the relevant accounting authority;
(vi) to exclude, in whole or in part, the effects of any statutory adjustments to corporate taxes;
(vii)to exclude, in whole or in part, the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends;

(viii) to give effect to or to ignore, in whole or in part, any other unusual, non-recurring gain or loss or other extraordinary item; and
(ix) to give effect to or to ignore, in whole or in part, any other facts, circumstances or considerations deemed appropriate by the Compensation Committee.

(c)The Plan Administrator may rely upon information provided by appropriate officers and employees of the Company with respect to financial and other data in order to determine if the Performance Goals have been achieved.
(d)Unless otherwise determined by the Plan Administrator, Award Payments shall be shall be paid in cash as soon as practicable following the Plan Administrator’s determination of the attainment of the Performance Goals, and in all events by March 15 of the calendar year following calendar year in which the Performance Period ends.
4.3Termination of Employment.
(a)Unless otherwise provided in a written agreement with the Participant or under the terms of any severance plan or program in which the Participant is eligible for severance, involuntary termination or substantially similar benefits, if a Participant’s employment is terminated for any reason other than death, Disability or Qualifying Retirement:
(i)prior to the end of a Performance Period, such Participant will not be eligible to receive an Award Payment for that Performance Period; or
(ii)after the end of a Performance Period, but prior to payment to that Participant of the Award Payment otherwise payable (or any portion thereof) under an Award, such Participant shall forfeit such amount and any then-unpaid amounts under such Award and shall not be entitled to any amount or compensation in lieu thereof.
(b)Unless otherwise provided in a written agreement with the Participant or under the terms of any severance plan or program in which the Participant is eligible for severance, involuntary termination or substantially similar benefits, if a Participant’s employment is terminated by reason of death or Disability:
(i)prior to the end of a Performance Period, the Participant or the Participant’s estate or legal representative may, upon the Plan Administrator’s approval, be eligible to be paid a prorated portion of the target amount of such Award Payment for that Performance Period, to be determined and paid as soon as practicable after the date of such termination by reason of death or Disability and in all events by the later of the end of the calendar year in which such death or Disability occurred and March 15 of the following calendar year; or

(ii) after the end of a Performance Period, but prior to payment to that Participant of the Award Payment otherwise payable (or any portion thereof) under an Award, such Participant or the Participant’s estate or legal representative may, upon the Plan Administrator’s approval, be eligible to be paid the entire Award Payment for that Performance Period at the Award Level determined by the Plan Administrator, which amount shall be paid as soon as practicable following the Plan Administrator’s determination of the attainment of the Performance Goals, and in all events by March 15 of the calendar year following calendar year in which the Performance Period ends.
(c) Notwithstanding anything to the contrary provided in a written agreement with the Participant or under the terms of any severance plan or program in which the Participant is eligible for severance, involuntary termination or substantially similar benefits, including, but not limited to the Company’s Retirement Policy for U.S. Employees, if a Participant’s employment is terminated by reason of a Qualifying Retirement either (i) prior to the end of a Performance Period or (ii) after the end of a Performance Period, but prior to payment to that Participant of the Award Payment otherwise payable (or any portion thereof) under an Award, the Participant shall be paid the entire Award Payment for that Performance Period at the Award Level determined by the Plan Administrator, which amount shall be paid as soon as practicable following the Plan Administrator’s determination of the attainment of the Performance Goals, and in all events by March 15 of the calendar year following calendar year in which the Performance Period ends. The rights provided under this Section 4.3(c) shall be in lieu of (and not in addition to), any rights provided in any written agreement, severance plan or similar program in which the Participant is eligible for severance, involuntary termination or substantially similar benefits (including, but not limited to the Company’s Retirement Policy for U.S. Employees).
5.WITHHOLDING TAXES
The Company shall have the right, at the time of payment of an Award Payment, to make adequate provision for any federal, state, local or foreign taxes which it believes are or may be required by law to be withheld with respect to an award under the Plan (“Tax Liability”), to ensure the payment of any such Tax Liability. The Company may provide for the payment of any Tax Liability by withholding from the amount of the Award Payment or by any other method deemed appropriate by the Compensation Committee.
6.ADMINISTRATION
6.1Plan Administrator. The Plan shall be administered by the applicable Plan Administrator. The Plan Administrator shall have full power, discretion and authority to administer, interpret and construe the Plan and any award or agreement made pursuant to the Plan, and to prescribe and rescind rules, regulations and policies for administration of the Plan. The Plan Administrator’s actions, interpretations and constructions with regard to the Plan shall be final, conclusive and binding on all persons for all purposes. The Plan Administrator may in its discretion establish and/or modify specific programs or sub-plans under the Plan pursuant to its terms. For all Participants other than Executive Officers, the Plan Administrator may delegate all or a portion of its responsibilities by resolution to any officer of the Company. Any reference in the Plan to the Plan Administrator or its authority will be deemed to include such delegate to the extent of such delegated authority.
6.2Limitation on Liability. No member of the Compensation Committee or the Board nor any other individual serving as a Plan Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any award pursuant to it. The Company shall indemnify and hold harmless each member of the Compensation Committee and the Board and any other individual serving as a Plan Administrator, and the estate and heirs of each such individual, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Compensation Committee member or Board member or other individual serving as a Plan Administrator or his or her estate or heirs may suffer as a result of any act or omission to act in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items.
7.AMENDMENT AND TERMINATION
The Compensation Committee may at any time and in its sole discretion suspend, amend or terminate the Plan. The Plan Administrator may approve specific programs under the terms of the Plan in order to implement the purposes of the Plan, including jurisdiction-specific programs under the Plan with terms that vary from those herein to the extent necessary to comply with local law.
8.MISCELLANEOUS
8.1No Guarantee of Employment. Nothing in the Plan or any Award granted hereunder shall confer upon any employee any right to continue in the employ of the Company or its subsidiaries or interfere in any way with the right of the Company or its subsidiaries to terminate his or her employment at any time.
8.2Not Compensation for Other Plans. Except as otherwise explicitly required under the terms of an employee benefit plan of the Company, no Award under the Plan and no amount payable or paid under any Award shall be deemed to be or counted as salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of any employee.
8.3Federal Law. The Plan and the grant of awards under it shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required.
8.4State Law. The Plan shall be construed in accordance with and governed by the laws of the State of Texas, without regard to its conflicts of laws doctrine, except to the extent preempted by federal law.
8.5Interpretation. All Awards and communications concerning Awards shall be subject to the terms of the Plan, and the terms of the Plan, as amended from time to time and as interpreted by the Plan Administrator, shall prevail over any communications regarding Awards in all cases.

8.6No Alienation. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an affiliate of the Company, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an affiliate of the Company. No Award shall be assignable or transferable by a Participant, except to such Participant’s estate upon the Participant’s death.
8.7Forfeiture; Clawback. Notwithstanding any provisions in the Plan or any description of an Award to the contrary, (a) if a Participant commits fraud or dishonesty toward the Company or an affiliate of the Company, wrongfully uses or discloses any trade secret, confidential data or other information proprietary to the Company or intentionally takes any other action materially adverse to the best interests of the Company, as determined by the Plan Administrator in its sole and absolute discretion, such Participant shall forfeit all Awards under the Plan, and (b) all Awards and/or Award Payments shall be subject to cancellation, rescission, clawback and recoupment as may be required by or permitted in accordance with the terms of any clawback or recoupment policy that is maintained or adopted by the Company, including the Newpark Resources, Inc. Clawback Policy (to the extent applicable to a Participant). No recovery of compensation under this Section 8.7 or such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement, arrangement or plan with or maintained by the Company or its subsidiaries.